Exhibit 10.33

Project no. 850226/30000 TICK/SAI

Funding contract

agreed between

Österreichische Forschungsförderungsgesellschaft mbH (FFG)

as funding donor

and

ARSANIS Biosciences GmbH

Helmut-Qualtinger-Gasse 2

1030 Vienna

Company register number 354305m

as funding recipient.

1 Awarding of the funding

1.1	Based on the funding application “KLIPHA: GMP manufacturing and Phase 1 testing of 2 human monoclonal antibodies against S. aureus infections” submitted via eCall on 2/2/2015 and based on the professional decision of the advisory board during the session of 5/13/2015, a funding for the following project is awarded

Project number: 850226 eCall number: 5492068 Project name (subject of the agreement):

Program:	KLIPHA: GMP manufacturing and Phase 1 testing of 2 human monoclonal antibodies against S. aureus infections. Basic program

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel+43 (0)5 7755-0 Fax+43 (0)5 7755 -97900 www.ffg.at, office@ffg.at FN 252263a HG Vienna

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2 Project duration

2.1	The overall project duration begins on 2/2/2015 and ends on 1/31/2017.

2.2	The granting of the entire project by the FFG is dependent on the results of the submitted reports, the continued fulfillment of the evaluation and decision criteria, the budget available to the grant donor, as well as a renewed positive funding decision.

3 Funding period

3.1	The objective funding period of the project begins on 2/2/2015 as acceptance deadline and ends on 1/31/2017

4 Type and level of funding

4.1	The funding is provided in the following form for the funding period specified in section 3:

Funding form	Amount up to max.
FFG loan	EUR	1,500,000.00

Loan conditions

Interest rate	0.75% p.a. on current account basis

Repayment date:	on 3/31/2022

Repayment amount:	EUR 1,500,000.00

Interest and loan collection	in direct debit

Interest stipulation:	half-yearly in retrospect or on loan maturity

4.2	The funding quota of the project amounts to 50.0% of the demonstrable and eligible project costs. The remaining funding of the project costs is the responsibility of the funding recipient. Based on the planning data, the funding cash value amounts to EUR 237,065.00, that is 7.9% related to the eligible costs according to point 5.1.

4.3	The maximum aid intensity according to the current Union state aid framework for the funding of research, development and innovation amounts to 45.0%.

4.4	The consequence of the shortfall of the eligible project costs is an aliquot reduction of the funding.

4.5	The eligible project costs according to section 5 as well the costs reported through interim and final settlements do not represent any cost acknowledgment before an assessment by the FFG. The final amount of the eligible total project costs as well as the funding are determined only after completion of the project during invoice verification.

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel+43 (0)5 7755-0 Fax+43 (0) 5 7755 -97900 www.ffg.at, office@ffg.at FN 252263a HG Vienna

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5 Eligible costs

5.1	The funding is subject to the following eligible project costs:

Personnel costs	EUR	292,600.00
General and material costs	EUR	21,800.00
Third-party services	EUR	2,683,900.00
Travel expenses	EUR	1,700.00

Total eligible costs	EUR	3,000,000.00

5.2	Eligible costs are all those costs attributable to the project that result directly, actually and additionally from the usual operating costs for the duration of the funded research activity according to Article 3. Additional supplementary provisions to the eligible costs can arise from the FFG “KMU” guidelines, the cost guidelines and the Single Project Experimental Development guidelines (each in the version specified under 14.1).

5.3	Substantial changes to the cost structure require the prior written approval of the FFG.

5.4	The sales tax levied on the costs of the service is not eligible. In so far as this sales tax demonstrably and finally is to be borne by the funding recipient and consequently no pre-tax deduction is applicable for him/her, it is taken into account as an eligible cost component.

Funding by the funding donor constitutes a real grant that is not subject to sales tax, since no exchange of services takes place, but there is public interest in carrying out the research project.

The funding amount is a gross amount. An additional separate sales tax settlement is - for whatever legal reason - excluded.

The loan interest/guarantee commissions are exempt from sales tax according to Article 6 para. 1 line 8 UStG (Umsatzsteuergesetz) [sales tax law]

5.5	If the amortization period of an item (section 285 ABGB) purchased to carry out the project exceeds the funding period, the depreciation costs are eligible in the manner specified according to the Single Project Experimental Development guidelines and in the cost guidelines (each in the version specified under 14.1).

5.6	The funding means of the funding donor must not be used for the creation of reserves and provisions according to BGBI no. 400/1998 of the income tax law. The funding means must be used only for the services and objectives set out in the funding request.

5.7	The costs incurred by the funding recipient or his/her partners from preparation of the contract, or any transfer charges, must be borne by these parties and do not constitute eligible costs.

5.8	The funding donor reserves the right to defer, reduce or suspend payment of funding, if and as long as circumstances are such that the orderly execution of the sponsored project appears not to be guaranteed (e.g. the cost justification is not provided as planned).

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel+43 (0)5 7755-0 Fax+43 (0) 5 7755 -97900 www.ffg.at, office@ffg.at FN 252263a HG Vienna

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6 Conditions and requirements

6.1	Project-specific special conditions and requirements

1.	Before payment of the 1st, a “safety assessment of the mAK” must be submitted.

2.	Before payment of the 1st, a vote of approval from the Ethics Committee must be provided.

3.	The maximum eligible costs within the framework of KLIPHA amount 3 million. The third party costs were therefore correspondingly reduced.

4.	For the GMP material, a unique usage certificate for the current KLIPHA project “ASN100 Phase 1 Study” must be created.

6.2	The originally signed funding contract must be returned to the funding donor no later than 4 weeks after receipt.

6.3	By signing this funding contract, the funding recipient confirms that he/she—at the latest in the course of the planned reports—is aware of all requested and/or approved official subsidies that directly or indirectly concern the project.

7 Payment of the funding

7.1	The specified funding is transferred in accordance with the following payment plan:

On contract completion:	€750,000.00
after presentation and approval of the interim report and interim settlement on the deadline 3/31/2016	€450,000.00

Payment of the final installment in the amount of €300,000.00 follows after fulfillment of all conditions and requirements (final settlement, final reports, etc.) and after inspection and approval of the usage certificate (relief) by the FFG.

7.2 The transfer is made to the following account of the funding recipient

Account owner: Bank name: IBAN: BIC/SWIFT:	ARSANIS Biosciences GmbH

8 Reporting obligations

8.1	The funding recipient must report the implementation of the funded project by submitting technical reports (interim and final reports) and settlements to the FFG according to point 3 of the General Funding Conditions. Reporting and accounting must take place via eCall (https://ecall.ffg.at). Use of the forms defined in eCall is mandatory. Further documents must be made available to the FFG on request.

8.2	With a funding of prototypes, the funding recipient must report any retention or further use of the prototype(s) to the FFG.

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel+43 (0)5 7755-0 Fax+43 (0) 5 7755 -97900 www.ffg.at, office@ffg.at FN 252263a HG Vienna

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9 Contract changes

9.1	Changes to the current contract can be only made in written form. This applies also to a departure from this provision.

9.2	If necessary, subsequent changes to the agreed conditions and requirements can be made under special circumstances by mutual agreement in the form of written additional agreements, after reconsideration by the advisory board.

10 Liability

10.1	The funding recipient must be liable without limit to the FFG for adherence to all contractual conditions. The funding recipient is also liable for the behavior of third parties for whom he/she is responsible (e.g. owners, corporate bodies, etc.). The funding recipient indemnifies and holds the FFG harmless against the claims of third parties.

11 Severability clause

11.1	If a provision of this funding contract proves ineffective, the effectiveness of the remaining provisions of the funding contract are not affected. The contracting parties undertake to replace an ineffective provision by a provision that comes closest to the purpose of the contract.

12 Applicable law

12.1	This contract and all its annexes are subject to Austrian law excluding the reference provisions of the Austrian IPRG [International Private Law Act].

13 Jurisdiction

13.1	The competent court in Vienna has jurisdiction in all litigation arising from the granting of funds. The FFG also retains the right to sue the funding recipient in his/her general jurisdiction.

14 Contract components

14.1	The following documents are the integral elements of the funding contract:

•	the funding request (“KLIPHA: GMP manufacturing and Phase 1 testing of 2 human monoclonal antibodies against S. aureus infections.”) in the version of 5/5/2015 submitted via eCall

•	General funding conditions for funding contracts in the current version (2015)

•	Guidelines for Single Project Experimental Development, Version 3.0

•	Cost guidelines, Version 2.0

14.2	The following are regarded as the legal basis of this funding contract:

•	Österreichische Forschungsförderungsgesellschaft mbH establishment act (research funding, structure reform act) in the currently applicable version

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel+43 (0)5 7755-0 Fax+43 (0) 5 7755 -97900 www.ffg.at, office@ffg.at FN 252263a HG Vienna

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•	Union state aid framework for the funding of research, development and innovation (ABI. C 198 of 6/27/2014)

•	(EU) Commission Implementing Regulation no. 651/2014 of June 17, 2014 declaring the compatibility of certain categories of aid with the internal market in application of Articles 107 and 108 of the contract on the operation of the European Union (AGVO 2014)

•	Guideline for the Österreichische Forschungsförderungsgesellschaft mbH for the funding of applied research, development and innovation (FFG guideline “KMU” GZ: BMVIT- 609.986/0012- 111/12/2014 und BMWFW-98.310/0102-C1/10/2014)—This guideline was registered for release with the European Commission on the basis of AGVO 2014.

The funding recipient confirms his/her awareness of all contract components and accepts them without reservation and takes note that non-compliance with the specified contract requirements may lead to the funding being recovered.

The funding recipient confirms that no recovery order of the European Commission is currently outstanding and any withdrawal of the incompatible funding is excluded.

The funding recipient agrees that the data listed according to Article 9 para. 1 AGVO (VO EU no. 651/2014) annex III is used for the publication of information, as long as the cash value of the funding (gross grant-equivalent) exceeds €500,000.00.

For the funding donor:

Österreichische Forschungsförderungsgesellschaft mbH (FFG)

[seal:]

Austrian Research Promotion Agencry mbH (FFG)

Vienna, on 7/6/2015

/s/ Dr. Henriette Egerth-Stadlhuber	/s/ Dr. Klaus Pseiner
Dr. Henrietta Egerth-Stadlhuber Managing Director	Dr. Klaus Pseiner Managing Director

Funding recipient

Vienna, on 7/20/2015

/s/ Dr. Eszter Nagy Dr. Eszter Nagy Managing Director	ARSANIS Biosciences GmbH MarxBox Helmut-Qualtinger-Gasse 2 1030 Vienna

(Add company signature, name and position in block letters, company stamp)

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Phone +43 (0)5 7755-0 Fax+43 (0) 5 7755 -97900 www.ffg.at, office@ffg.at FN 252263a Comm. Court Vienna

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Attachments:

Guideline for the Österreichische Forschungsförderungsgesellschaft mbH for the funding of applied research, development and innovation (FFG guideline “KMU”)

as per https://www.ffg.at/recht-finanzen/rechtsgrundlagen

General funding conditions for funding contracts in the current version (2015)

Guidelines for Single Project Experimental Development, Version 3.0

Cost guidelines, Version 2.0

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Phone +43(0)5 7755 -0 Fax+43 (0) 5 7755 -97900 www.ffg.at, office@ffg.at FN 252263a HG Vienna

ARSANIS Biosciences GmbH

Attention Dr. Eszter Nagy

Helmut-Qualtinger-Gasse 2

1030 Vienna

Account statement of 11/12/2015

Project 850226

KLIPHA: GMP manufacturing and Phase 1 testing of 2 human monoclonal antibodies against S. aureus infections.

Account no.: Financial year: Redemption amount (EUR): Repayment date: Interest rate:	18502260 2015 750,000.00 3/31/2022 0.75%

Balance on 12/31/2014 (EUR)		0.00

Document date	Posting text	Transaction amount (EUR)

11.12.2015	850226 DA rate 1 BP basis	-750.000,00

	Total debits (EUR) Total credits (EUR)	750,000.00 0.00

	Balance on 11/12/2015 (EUR)	750,000.00

Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Phone +43 (0)5 7755-0 Fax+43 (0)5 7755-97900 www.ffg.at, office@ffg.at FN 252263a HG Vienna